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                                   FORM 8-A/A

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              APPLIED IMAGING CORP.
               (Exact Name of Registrant as Specified in Charter)

        DELAWARE                                                 77-0120490
(State of Incorporation                                         (IRS Employer
    or Organization)                                         Identification No.)

2380 WALSH AVENUE, BUILDING B, SANTA CLARA, CALIFORNIA              95051
      (Address of Principal Executive Offices)                    (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

         Title of Each Class                      Name and Exchange on Which
         to be so Registered                      Each Class is to be registered
                NONE                                           NONE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. [_]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

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                           AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A filed on June 5, 1998, related to our Preferred Shares Rights Agreement, as set forth below.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

On February 7, 2002, Applied Imaging Corp. (the "Company") and Wells Fargo Bank Minnesota, N.A. (the successor to Norwest Bank Minnesota, N.A.) (the "Rights Agent") executed an amendment (the "Amendment") to the Preferred Shares Rights Agreement entered into on May 29, 1998 between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

The Company and the Rights Agent approved the Amendment on February 7, 2002. The Amendment excludes the Special Situations Fund ("SSF") from the definition of an Acquiring Person unless and until such time as SSF becomes the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding of 25% or more. The Amendment to the Rights Agreement, specifying the terms of the Rights, is an exhibit hereto, and the Rights Agreement, including the form of the Rights Certificate, is also an exhibit hereto and is incorporated herein by reference. The foregoing description of the Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2.  EXHIBITS

2.1 Preferred Shares Rights Agreement dated May 29, 1998, by and between Applied Imaging Corp. and Norwest Bank Minnesota, N.A., including the Certificate of Designations, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively, incorporated by reference to Exhibit 3 to our Form 8-A filed on June 5, 1998.

2.2 Amendment to the Preferred Shares Rights Agreement dated February 7, 2002, between Applied Imaging Corp. and Wells Fargo Bank Minnesota, N.A.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on the Registrant's behalf by the undersigned thereunto duly authorized.

                                           APPLIED IMAGING CORP.


                                           By: /s/ BARRY HOTCHKIES
                                              --------------------------------
                                                 Barry Hotchkies
                                                 Title:  Chief Financial Officer

Dated:  April 5, 2002


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